Exhibit 99.1

American Financial Group, Inc. Enters Into Agreement to Acquire Summit Holdings Southeast, Inc.

•	AFG to add specialist workers’ compensation carrier with leading market share in the Southeastern U.S.
•	Additional $1.0 billion of cash to invest leverages AFG’s superior investing talent
•	Expected to generate double digit returns; immediately accretive to AFG’s 2014 earnings

Cincinnati, Ohio – January 9, 2014 – American Financial Group, Inc. (NYSE/NASDAQ: AFG) today announced that it has reached a definitive agreement to acquire Summit Holdings Southeast, Inc. and its related companies (together, “Summit”), from Liberty Mutual Insurance in an all-cash transaction. Based in Lakeland, FL, Summit is a leading provider of workers’ compensation solutions in the Southeastern United States, with approximately $520 million of premium written. Following the transaction, Summit will continue to operate under the Summit brand as a member of AFG’s Great American Insurance Group.

Under the terms of the transaction, AFG will pay Liberty Mutual Insurance an estimated $250 million at closing. The purchase price will be subject to adjustment between signing and closing for, among other things, changes in Summit’s GAAP tangible book value. AFG’s total capital investment in Summit will be approximately $400 million, inclusive of a capital contribution by AFG at closing. The transaction is expected to close in the first or second quarter of 2014, following customary regulatory approvals. AFG will not use any external financing in the acquisition.

Carl H. Lindner III, Co-Chief Executive Officer of AFG, commented, “Summit has an excellent long-term track record of underwriting outperformance. We value its underwriting discipline, talented management team and value-based service model. Their business model fits well with our P&C Group’s strategic focus and complements our Great American Insurance Group specialty workers’ compensation offerings available through our other specialty P&C businesses. We look forward to welcoming Carol Sipe, Summit Group’s President and CEO, and her team to the AFG family.”

Conference Call and Webcast Information

AFG will discuss the broad details and benefits of the transaction during a conference call scheduled for Thursday, January 9, 2014 at 11:30 am (ET). Interested investors may dial toll-free 877-459-8719 (international dial-in 424-276-6843) using conference ID 31458708. Please dial in five to ten minutes prior to the scheduled start time of the call. A replay will be available two hours following the completion of the call and will remain available until 11:59 pm (ET) on January 16, 2014. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 31458708.

The conference call and accompanying webcast slides will also be broadcast live over the Internet. To listen to the call, go to the Investor Relations page on AFG’s website, www.AFGinc.com, and follow the instructions at the Webcasts and Presentations link. The archived webcast will be available immediately after the call via the same link on the Investor Relations page until January 16, 2014 at 11:59 pm (ET). An archived audio MP3 file will be available within 24 hours of the call.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets of approximately $40 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for long-term care, asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; AFG’s ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims and AFG’s run-off long-term care business; availability of reinsurance and ability of reinsurers to pay their obligations; the unpredictability of possible future litigation if certain settlements of current litigation do not become effective; trends in persistency, mortality and morbidity; competitive pressures, including those in the annuity distribution channels, the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries; and other factors identified in our filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Contact:
Diane P. Weidner
Asst. Vice President - Investor Relations
513-369-5713

Websites:
www.AFGinc.com
www.GreatAmericanInsuranceGroup.com

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